Exhibit 10.51

CHIEF SCIENTIFIC OFFICER AGREEMENT

BY AND BETWEEN ASHOKE AGARWAL, M.D. AND

STROMACEL, INC.

THIS AGREEMENT (this "Agreement") is made and entered into as of February 23, 2010 (the "Effective Date"), by and between StromaCel, Inc., a Florida corporation having an address at 623 Eagle Rock Avenue, Suite 102, West Orange, NJ 07052 (the “Company"), and Ashoke Agarwal, M.D., with an address at 715 Broadway, Paterson, New Jersey 07514 (“Dr. Agarwal"). The parties to this Agreement are hereinafter referred to as the “Parties.”

WHEREAS

the Company is desirous of employing a Chief Scientific Officer to advise the Company with regard to research and development of stem cells, stem cell expansion and the development of products based on stem cell technology and all other matters deemed reasonable by the Company related to diabetes and cardiac disease (the “Field of Interest”) and as requested by the Company from time to time in the Field of Interest.

WHEREAS

the Company desires to engage Dr. Agarwal, and Dr. Agarwal desires to be engaged by Company to perform advisory and consulting functions for the Company including, but not limited to the services (the “Services”) set forth:

a)

reviewing and providing assessment of clinical protocols, rules, regulations;

b)

providing advice and assistance concerning clinical developments, and directions;

c)

providing information, knowledge, and comments to and for research and development strategic decision making purposes;

d)

providing the Company with those services provided by a chief scientific officer as generally accepted by the pharmaceutical community.

e)

Making formal presentations at medical and scientific meetings on behalf of the Company.

f)

submitting papers for publication relating to the Company’s clinical and scientific work with prior authorization of the CEO or Board of Directors; and

g)

assistance in all aspects of regulatory applications and procedures.

WHEREAS

Dr. Agarwal represents that he has the requisite skills, qualifications and knowledge to provide the Services; and

WHEREAS

the Parties desire to state the terms and conditions of Dr. Agarwal’s engagement by the Company for the provision of the Services.

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto hereby declare and agree as follows:

1.

Services

1.1:

Dr. Agarwal shall use his best efforts to address such requests for performance of his Services as set forth above or in communications from management of the Company in a timely manner. Consultation may be sought by the Company over the telephone, in person at Dr. Agarwal’s office, at the Company's offices or another reasonable location or through written correspondence and email and will involve reviewing relevant activities and developments.

1.2.

Dr. Agarwal undertakes to perform his duties and obligations under this Agreement the highest degree of professionalism and to the full satisfaction of the Company. Dr. Agarwal’s duties will include but not be limited to the Services and the following:

The Services:

a)

reviewing and providing assessment of clinical protocols, rules, regulations;

b)

providing advice and assistance concerning clinical developments, and directions;

c)

providing information, knowledge, and comments to and for research and development strategic decision making purposes;

d)

providing the Company with those services provided by a chief scientific officer as generally accepted by the pharmaceutical community.

e)

Making formal presentations at medical and scientific meetings on behalf of the Company.

f)

submitting papers for publication relating to the Company’s clinical and scientific work with prior authorization of the CEO or Board of Directors; and

g)

assistance in all aspects of regulatory applications and procedures.

Additional Duties:

i)

representing the Company to regulatory authorities as required;

ii)

managing the creation of an appropriate vision and long-term strategy for scientific development including strategic operating plans and budgets in the Field of Interest to be agreed by the Chief Executive Officer (“CEO”);

iii)

taking remedial action where necessary and to inform the CEO of any significant changes;

iv)

ensuring appropriate and satisfactory systems are in place for monitoring group performance in the Field of Interest against plans and budgets;

v)

providing such information to the Board, as the Board and the CEO require, in order for the CEO and the Board to assess the performance and the achievement of the agreed upon strategy and budget; and

vi)

reporting to the Chief Executive Officer, who shall have the authority to direct, control and supervise the activities of the Executive.

1.3.

Dr. Agarwal warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all the obligations pursuant hereto; that there is no contractual or other impediment to his entering into this Agreement and to his engagement by the Company for the provision of the Services; that no consents, approval or authorization of any other party is required as condition to execution by Dr. Agarwal of this Agreement or the performance by Dr. Agarwal of the Services; and that in entering into this Agreement he is not in breach or conflict of or with any other agreement or obligation to which he is or was a party. Dr. Agarwal confirms that the terms and conditions hereof are not inconsistent or in breach of Dr. Agarwal’s obligations to third parties. Dr. Agarwal warrants that nothing in this Agreement or in the performance of the Services will cause Dr. Agarwal to be in default under, or in breach of, any agreement requiring Dr. Agarwal to preserve the confidentiality of any information, trade secrets or other proprietary information of a third party.

1.4.

Dr. Agarwal warrants that he is not participating, directly or indirectly, in any trial or medical advisory board competing with the business of the Company and that he does not serve on an institutional review board ("IRB") overseeing any competitive trial.

1.5.

Dr. Agarwal has made all necessary disclosures, to the extent required by law or by the policies of Dr. Agarwal’s employer, supervising institution, or Institutional Review Board regarding the terms of, and compensation to be paid under, this Agreement.

1.6

Dr. Agarwal represents and warrants that he is qualified to undertake the responsibilities he is committing to undertake in this Agreement.

2.

Consideration

2.1.

Dr. Agarwal shall receive ten (10,000) thousand shares of the Proteonomix, Inc. common stock per quarter for services under this Agreement. If and when the Company’s common stock trades on a public market or exchange, Dr. Agawal and the Company will mutually agree on the number of shares of the Company’s common stock will be substituted for shares of common stock of Proteonomix.

2.2

The Company shall pay to or reimburse Dr. Agarwal round-trip air fare and for accommodations and meals as required by the Company (the "Travel Expense"). Dr. Agarwal shall submit to the Company a written request for such Travel Expense and submit receipts evidencing such expenditures.

2.3.

The remuneration set forth in Section 2.1 above shall constitute the complete and full payment by the Company to Dr. Agarwal in respect of this Agreement No other obligations relating to benefits, ownership interests, royalties or any other remuneration or reimbursement shall exist from the Company to Dr. Agarwal in respect of this Agreement and his obligations to the Company.

3.

Term and Termination

3.1.

This Agreement shall commence upon the signing hereof.

3.2.

The term of this Agreement shall be for two years unless terminated earlier in accordance with the terms of this Agreement or extended.

3.3.

The Company shall have the right, on written notice, to terminate this Agreement for Cause effective immediately. "Cause", as used herein, shall mean any of (i) the failure of Dr. Agarwal to provide the Services in accordance herewith, (ii) the material breach by Dr. Agarwal of the provisions of this Agreement or of the confidentiality agreement executed by Dr. Agarwal or (iii) the conviction of Dr. Agarwal of any felony or misdemeanor involving moral turpitude.

4.

Proprietary Information, Confidentiality and Non-Competition

Upon execution of this Agreement Dr. Agarwal shall execute the Confidentiality, Non-Disclosure and Non-Competition Agreement in the form attached hereto as Appendix A. Such agreement shall survive the termination of this Agreement.

5.

Status of Parties

5.1

In respect of the Services, Dr. Agarwal shall at all times act as an independent contractor and not as an employee of the Company. Dr. Agarwal hereby denies and waives any demand, claim and/or allegation that an employment relationship of any kind has resulted from this Agreement or from the provision of the Services.

6.

General

6.1.

The preamble to this Agreement constitutes an integral part hereof.

6.2.

Headings are included for reference purposes only and are not to be used in interpreting this Agreement.

6.3.

The Company shall be entitled, at all times, to publicize the name of Dr. Agarwal in connection with his performance of the services hereunder. If the Company cites Dr. Agarwal’s title and affiliation with his employer in its materials, the Company will include a statement that Dr. Agarwal’s association with the Company is personal.

6.4.

No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms or conditions hereof.

6.5.

In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

6.6.

This Agreement constitutes the entire understanding and agreement between the parties hereto, supersede any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both Parties.

6.7.

Dr. Agarwal acknowledges and confirms that all this Agreement and the terms of this Agreement are confidential, and undertakes to keep such terms in confidence and refrain from disclosing such terms to any third party.

6.8.

The Services to be rendered by Dr. Agarwal are personal in nature and may not be assigned or transferred without the written consent of the Company.

6.9.

Any notice sent by one Party to the other may be personally delivered, mailed with a delivery confirmation or sent by a courier service and shall be deemed to have been received by the addressee upon arrival. The addresses of the Parties are as specified in the heading to this Agreement as may be changed in a writing sent by the Party changing its or his address to the other.

6.10.

This Agreement shall be governed by the laws of the State of Florida without regard to conflicts of laws principles and the competent courts in Dade County shall have exclusive jurisdiction over any dispute arising between the parties with respect of this Agreement.

IN WITNESS WHEREOF, the duly authorized representative of the Company and Dr. Agarwal has executed this Agreement as of the date stated below.

       STROMACEL, INC.

        By: /s/Steven Byle

               Steven Byle

   /s/Ashoke Agarwal, M.D.

        Chief Executive Officer                                Ashoke Agarwal, M.D.